Exhibit 99.1

UTZ BRANDS COMPLETES ACQUISITION OF
ON THE BORDER® TORTILLA CHIPS

ANNOUNCES REDEMPTION OF PUBLIC WARRANTS
TO HELP FUND THE TRANSACTION

Hanover, PA – December 14, 2020 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), announced that effective today, its subsidiaries Utz Quality Foods, LLC (“UQF”) and Heron Holding Corporation have completed the acquisition of Truco Enterprises (“Truco”), a leading seller of tortilla chips, salsa and queso under the ON THE BORDER® (“OTB”) brand, for a total purchase price of $480 million, subject to a customary post-closing purchase price adjustment. The acquisition includes the ON THE BORDER® trademarks in the manufacture, sale, and distribution of snack food products in the United States and certain other international markets.

The transaction represents an acquisition multiple of approximately 9.2x estimated fiscal 2020 Truco Adjusted EBITDA of $50 million excluding estimated synergies, and 8.4x estimated fiscal 2020 Truco Adjusted EBITDA including run-rate cost synergies of at least $5 million, in each case including approximately $20 million in net present value from expected tax assets resulting from the transaction. Utz expects the transaction to be accretive to earnings in 2021 and beyond.

In connection with the transaction, Utz announced that it will redeem all outstanding public warrants and forward purchase warrants (the “Redeemable Warrants”), which if exercised in full by all holders of the Redeemable Warrants will result in approximately $181.3 million of gross proceeds to Utz and an additional 15.8 million shares of Class A Common Stock being issued and outstanding. These proceeds, together with up to $320 million of incremental term loans, are anticipated to be used to repay the bridge debt financing that was used by Utz to fund the purchase price for the Truco acquisition. After giving effect to the expected exercise of all the Redeemable Warrants and the incremental term loans, Utz will have a net leverage ratio of approximately 3.8x 2020 Combined Utz and Truco Adjusted EBITDA including expected Truco run-rate cost synergies of at least $5 million.

The addition of ON THE BORDER® to Utz’s portfolio of brands provides the Company with the #3 position in the attractive $6.3 billion retail sales tortilla chip sub-category, which grew 10.5% in the 52 weeks ending November 29, 2020. The transaction also strengthens Utz’s national geographic footprint, with the majority of OTB’s sales in Utz’s Expansion and Emerging geographies, and enhances the Company’s presence in the Mass and Club retail channels where OTB has a strong position. Utz plans to use its robust sales, manufacturing, and distribution platform to expand ON THE BORDER® tortilla chips, salsa, and queso further into channels in which OTB is under-penetrated, including Grocery and Convenience, and to increase marketing and innovation investments behind the ON THE BORDER® brand.

Warrant Details

Prior to the Redemption Date (as defined below), the Redeemable Warrants are exercisable for an aggregate of approximately 15.8 million shares of Class A Common Stock at a price of $11.50 per share, representing potential gross proceeds to Utz of approximately $181.3 million. The Redeemable Warrants consist of warrants to purchase shares of Utz Class A Common Stock that were issued under the Warrant Agreement, dated as of October 4, 2018 (the “Warrant Agreement”), by and among the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in Collier Creek Holdings’ initial public offering and pursuant to the Forward Purchase Agreements, dated as of September 7, 2018, among the Company, Collier Creek Partners LLC (the “Sponsor”) and certain of the Company’s current and former independent directors, at a redemption price of $0.01 per Redeemable Warrant (the “Redemption Price”) for those Redeemable Warrants that remain outstanding following 5:00 p.m. New York City time on the Redemption Date. Warrants to purchase up to 7.2 million shares of Class A Common Stock at a price of $11.50 per share that were issued under the Warrant Agreement in a private placement and held by permitted transferees of the Sponsor are not subject to this redemption and are expected to remain outstanding following the warrant redemption.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of such outstanding Redeemable Warrants if the reported closing price of the Company’s Class A Common Stock is at least $18.00 per share on each of the twenty trading days within a thirty trading day period. This share price performance requirement was satisfied as of December 10, 2020.

On December 15, 2020, the Warrant Agent will deliver a notice of redemption to each of the registered holders of such outstanding Redeemable Warrants on behalf of Utz.

All such Redeemable Warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on January 14, 2021 (the “Redemption Date”) to purchase fully paid and non-assessable shares of the Company’s Class A Common Stock underlying such Redeemable Warrants, at the exercise price of $11.50 per share.

Any such Redeemable Warrants that remain unexercised following 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Redeemable Warrants will be entitled to receive only the Redemption Price of $0.01 per warrant.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Redeemable Warrants as to whether to exercise or refrain from exercising any Redeemable Warrants.

The issuance of shares of Class A Common Stock underlying such Redeemable Warrants from Utz to the holders of the Redeemable Warrants has been registered by Utz under the Securities Act of 1933, as amended, and such shares of Class A Common Stock are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-248954).

Questions concerning redemption and exercise of such Redeemable Warrants can be directed to Continental Stock Transfer & Trust Company, our Warrant Agent, at (212) 509-4000.

For a copy of the notice of redemption sent to the holders of such Redeemable Warrants, please visit our investor relations website at https://investors.utzsnacks.com/investors/default.aspx.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Advisors

Goldman Sachs acted as lead financial advisor, BofA Securities acted as financial advisor, and Cozen O’Connor served as legal counsel to Utz Brands, Inc. Harris Williams & Co. acted as lead financial advisor and Kirkland & Ellis LLP acted as legal counsel to Truco Enterprises.

About Utz Brands, Inc.

Utz manufactures a diverse portfolio of savory snacks under popular brands including Utz®, Zapp’s®, Golden Flake®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and Tortiyahs! ® among others.

After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally and internationally through grocery, mass merchant, club, convenience, drug and other channels.  Based in Hanover, Pennsylvania, Utz operates fourteen facilities located in Pennsylvania, Alabama, Arizona, Illinois, Indiana, Louisiana, Washington, and Massachusetts. For more information, please visit www.utzsnacks.com or call 1-800-FOR-SNAX.

About Truco Enterprises

Truco is a leading developer and marketer of tortilla chips, salsa, and queso under the ON THE BORDER® brand. The Company’s products are sold nationally through grocery retailers, club stores, and mass merchandisers. Truco Enterprises is the exclusive licensee of the ON THE BORDER® brand for food products sold through retail. For more information, please visit www.ontheborderchips.com. Truco Enterprises is a portfolio company of Insignia Capital Group.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted EBITDA” is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, and asset impairments; acquisition and integration costs; business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the readers of this press release and financial information contained in this press release in the evaluation of Utz’s operating performance compared to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. We have historically reported an Adjusted EBITDA metric to investors and banks for covenant compliance. “Truco Adjusted EBITDA” is defined as Adjusted EBITDA further adjusted to exclude certain royalty fee costs which will not be incurred following the acquisition of Truco Enterprises. We use Truco Adjusted EBITDA to evaluate the estimated contribution of Truco Enterprises to our Adjusted EBITDA upon transaction close. We believe Truco Adjusted EBITDA is useful to the users of this release and financial information contained in this press release to evaluate the estimated contribution of the Truco Enterprises acquisition to our Adjusted EBITDA and compare to other companies in the salty snack industry, as similar measures are commonly used by companies in this industry. “EBITDA” is defined as Net Income before Interest, Income Taxes, and Depreciation and Amortization. “Combined Utz and Truco Adjusted EBITDA” is defined as Adjusted EBITDA plus Truco Adjusted EBITDA estimated for fiscal 2020.

A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Utz believes that the non-GAAP financial measures are meaningful to investors because they increase transparency and assist investors to understand and analyze our ongoing operational performance. The financial measures are shown as supplemental disclosures in this release because they are widely used by the investment community for analysis and comparative evaluation. They also provide additional metrics to evaluate Utz’s operations and, when considered with the GAAP results, provide a more complete understanding of Utz’s business than could be obtained absent this disclosure. These non-GAAP measures are not and should not be considered an alternative to the most comparable GAAP measures or any other figure calculated in accordance with GAAP, or as an indicator of operating performance. Utz’s calculation of the non-GAAP financial measures may differ from methods used by other companies. Utz’s management believes that the non-GAAP measures are important to having an understanding of Utz’s overall operating results in the periods presented. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. As new events or circumstances arise, these definitions could change.

Utz does not provide a reconciliation of Utz’s forward-looking Truco Adjusted EBITDA, Combined Utz and Truco Adjusted EBITDA or other such forward looking metrics to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for acquisition-related expenses, gains and losses and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release include, without limitation, statements related to the acquisition of Truco Enterprises and the timing and financing thereof (including forward looking matters related to the Redeemable Warrants); the expected impact of the Truco acquisition, including without limitation, the Truco Adjusted EBITDA metrics, the Combined Utz and Truco Adjusted EBITDA metric, stated net leverage metric all included in this press release; and the expected tax benefits of the acquisition. Utz’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Utz’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Utz’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:, whether and when Utz will be able to realize the expected financial results and accretive effect of the acquisition, and how customers, competitors, suppliers and employees will react to the acquisition; the risk that the recently completed Business Combination with Collier Creek Holdings disrupts plans and operations; the ability to recognize the anticipated benefits of such Business Combination, which may be affected by, among other things, competition and the ability of Utz to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against Utz following the consummation of such Business Combination; changes in applicable law or regulations; costs related to the Business Combination; the inability of Utz to maintain the listing of Utz’s Class A Common Stock and public warrants on the New York Stock Exchange; the inability of Utz to develop and maintain effective internal controls; the risk that Utz’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond Utz’s control; changes in demand for Utz’s products affected by changes in consumer preferences and tastes or if Utz is unable to innovate or market its products effectively; costs associated with building brand loyalty and interest in Utz’s products, which may be affected by Utz’s competitors’ actions that result in Utz’s products not suitably differentiated from the products of competitors; fluctuations in results of operations of Utz from quarter to quarter because of changes in promotional activities; the possibility that Utz may be adversely affected by other economic, business or competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in Utz’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 5, 2020. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Utz considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Utz cautions that the foregoing list of factors is not exclusive. Utz cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Utz does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as otherwise required by law.

Media Contacts
Marie Espinel, Katie Lewis or Hannah Arnold

The LAKPR Group
mespinel@lakpr.com, klewis@lakpr.com or harnold@lakpr.com

Investor Contact
Chris Mandeville and Anna Kate Heller
ICR
utz@icrinc.com
203-682-8304

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